Exhibit 10
This AMENDED AND RESTATED SUPPORT AGREEMENT (formerly known as the Amended and Restated Profit Maintenance Agreement), dated as of November 6, 2008, is between Ford Motor Company, a Delaware corporation (“Ford”), and Ford Motor Credit Company LLC, a Delaware limited liability company (“Ford Credit”).
WITNESSETH:
WHEREAS, Ford and Ford Credit entered into a profit maintenance agreement dated as of December 12, 1974, as amended by amendments dated as of April 14, 1978, January 15, 1980, March 28, 1989, March 15, 1990, July 1, 1993, January 1, 1999 and January 1, 2002 (the “Amended and Restated Profit Maintenance Agreement”);
WHEREAS, Ford and Ford Credit have determined that it would be appropriate to amend the agreement to provide Ford Credit with support from Ford based on Ford Credit’s managed leverage instead of Ford Credit’s profits; and
WHEREAS, in order to carry out the purpose of the amendment for the full calendar year 2008, Ford and Ford Credit have determined that Ford Credit should return the payment received in the first quarter of 2008 under the Amended and Restated Profit Maintenance Agreement;
NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements hereinafter provided, the parties hereto hereby agree to amend the Amended and Restated Profit Maintenance Agreement, effective as of November 6, 2008, to read as set forth below (such agreement as amended and restated hereby being hereinafter called the “Agreement”):
1. As used herein, “Managed Leverage” means, as of the end of each calendar quarter, Ford Credit’s managed leverage reported in, and calculated in accordance with the managed leverage formula as set forth in, Ford Credit’s periodic report (Form 10-Q or Form 10-K, as the case may be) covering such calendar quarter filed with the United States Securities and Exchange Commission.
2. In the event that Ford Credit’s Managed Leverage as of the end of any calendar quarter, beginning with the calendar quarter ending December 31, 2008, is higher than 11.5 to 1, then, upon demand by Ford Credit, Ford shall make or cause to be made a capital contribution to Ford Credit in an amount sufficient to have caused such Managed Leverage to have been 11.5 to 1. Such capital contribution, if required, will be made not later than 30 days after the filing by Ford Credit of its Form 10-Q or Form 10-K, as the case may be, covering such calendar quarter.
3. During the term of this Agreement, Ford Credit shall, unless otherwise mutually agreed by the parties hereto, continue to make inventory and capital financing generally available to dealers of vehicles manufactured or sold by Ford and shall continue to make retail and lease financing generally available to such dealers’ customers.
4. The payment made by Ford to Ford Credit pursuant to the Amended and Restated Profit Maintenance Agreement for the first quarter of 2008 shall be repaid to Ford no later than December 1, 2008.

5. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements between the parties hereto with respect to the subject matter hereof.
6. This Agreement shall continue indefinitely until terminated by either party by such party giving the other written notice of termination. If such notice is given at least 10 days prior to the first day of the calendar quarter next succeeding the quarter in which the notice is given, then this Agreement shall terminate as of the first day of that next succeeding calendar quarter; otherwise, the Agreement shall terminate on the first day of the second next succeeding calendar quarter.
7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
8. The terms of this Agreement shall not be waived, altered, modified, amended, or supplemented except by a written instrument signed by each of the parties hereto.
9. No person other than Ford Credit and Ford, and their permitted successors and assigns, shall have any right to enforce any term of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FORD MOTOR COMPANY
By:	/s/ Neil M. Schloss
Name:	Neil M. Schloss
Title:	Vice President and Treasurer

FORD MOTOR CREDIT COMPANY LLC
By:	/s/ Kenneth R. Kent
Name:	Kenneth R. Kent
Title:	Vice Chairman, Chief Financial Officer and Treasurer

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